Imagenetix, Inc. Reports September 30, 2014 Results

SAN DIEGO, Nov. 19, 2014 /PRNewswire/ -- Imagenetix, Inc. (OTCBB:IAGX) announced today results for the period ended September 30, 2014, the first reporting period subsequent to its emergence from a Chapter 11 proceeding under the U.S. Bankruptcy Code. Net sales were $164,000 and net income was $130,000 for the shortened period of September 17, 2014 through September 30, 2014. Earnings per share were $0.00. Due to the adoption of "Fresh Start Reporting" as a result of the bankruptcy proceeding, there are no comparisons reflected for previous periods.

Commenting on the results of the period, William P. Spencer, President of Imagenetix, stated, "I am delighted that we are now moving forward. The successful results obtained from the reorganization and the ability to reflect profitability already reflect an increase in shareholder value and a positive future direction. We have emerged successfully from Chapter 11 as a profitable, stronger company with a much healthier balance sheet and much of our debt satisfied or substantially reduced."

About Imagenetix

Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis. Imagenetix develops and formulates proprietary over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution. In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected. Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company's SEC filings.

Contact	Imagenetix Investor Relations	William P. Spencer
	(858)385-2797	Chief Executive Officer
Imagenetix, Inc.
Tel: (858) 674-8455

Imagenetix, Inc.
Condensed Consolidated Statement of Income
(Unaudited)

Period Ended
September 30,
2014

Net sales
Product sales	$315
Licenses and royalties	163,991
Total net sales	164,306

Cost of sales	3,031

Gross profit	161,275

Operating expenses:
General and administrative	3,656
Payroll expense	21,292
Consulting expense	6,403
Operating expenses	31,351

Operating income	129,924

Other income (expense):
Other income	-

Income before income taxes	129,924

Income tax expense	-

Net income	$129,924

Basic net income per share	$0.00
Fully diluted net income per share	$0.00

Basic weighted average common shares outstanding	28,272,955
Fully diluted weighted average common shares outstanding	29,350,386

Imagenetix, Inc.
Condensed Consolidated Balance Sheets

	September 30,	September 16,
	2014	2014
	(Unaudited)	(Unaudited)
ASSETS

Current assets:
Cash	$255,545	$1,493,709
Accounts receivable, net	324,793	160,802
Inventories, net	75,474	48,740
Prepaid expenses and other current assets	23,899	23,899
Total current assets	679,711	1,727,150

Property and equipment, net	25,487	25,487
Goodwill on fresh start from bankruptcy	8,205,597	8,205,597
Other assets	22,969	23,166
Long-term deferred tax assets	-	-
Total Assets	$8,933,764	$9,981,400

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Secured note payable	$-	$726,250
Accounts payable	137,078	277,638
Accrued liabilities	84,163	244,913
Customer deposits	8,250	8,250
Total current liabilities	229,491	1,257,051

Long term claims payable	2,250,000	2,400,000

Stockholders' equity
Preferred stock, $.001 par value; 5,000,000 shares
authorized: none outstanding	-	-
Common stock, $.001 par value; 50,000,000 shares
authorized: 28,272,955 issued and outstanding at
September 30, 2014 and September 16, 2014, respectively	28,272	28,272
Capital in excess of par value	6,296,077	6,296,077
Retained earnings	129,924	-
Total stockholders' equity	6,454,273	6,324,349
Total Liabilities and Stockholders' Equity	$8,933,764	$9,981,400